Exhibit (g)(3)(ii)

March 30, 2012

State Street Bank and Trust Company

Lafayette Corporate Center

2 Avenue de Lafayette, 5th Floor

Boston, MA 02111

Attention: Jeffrey Mihalchik, Vice President

Re: Gateway Trust (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established a new series of shares to be known as Gateway International Fund (the “Series”).

In accordance with Section 18.7, the Additional Portfolios provision, of the Master Custodian Agreement dated as of September 1, 2005, as amended, supplemented and modified from time to time (the “Custody Agreement”), by and among each registered management investment company party thereto and State Street Bank and Trust Company, the undersigned Fund hereby requests that your bank act as Custodian for the Series under the terms of the Custody Agreement. In connection with such request, the undersigned Fund hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section 18.4 of the Custody Agreement.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,
Gateway Trust
on behalf of:
Gateway International Fund

By:	/s/ Michael Kardok
Name:	Michael Kardok
Title:	Treasurer
Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY
By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

Effective Date: March 30, 2012